Exhibit 16.1

February 28, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 28, 2019, of CareTrust REIT, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP